Exhibit 99.3

Consent
of
Banc of America Securities LLC

Board of Directors
AdvancePCS
750 West John Carpenter Freeway
Irving, Texas 75039

Ladies and Gentlemen:

        We hereby consent to the inclusion of our opinion letter, dated September 2, 2003, to the Board of Directors of AdvancePCS (the "Company") regarding the proposed merger of the Company with a wholly owned subsidiary of Caremark Rx Inc. ("Caremark") in Caremark's Registration Statement on Form S-4 to which this consent is filed as an exhibit (the "Registration Statement") and to the reference in the Registration Statement to our firm and to our opinion under the headings "SUMMARY—The Merger—Opinions of Financial Advisors—AdvancePCS," "THE MERGER—Background of the Merger," "THE MERGER—AdvancePCS Reasons for the Merger" and "THE MERGER—Opinions of Financial Advisors to the AdvancePCS Board of Directors—Opinion of Banc of America Securities". In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC